W.T. Uniack & CO. CPA’s P.C.
Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the filing of American Restaurant Concepts, Inc. on From S-1A and our report dated August 31, 2009, with respect to our audits of the financial statements of American Restaurant Concepts, Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007, which report appears with those financial statements referred to above. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ W. T. Uniack & CO. CPA’s P.C.

Alpharetta, Georgia
December 2, 2009